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                       January 12, 2023

       Cristopher T. Weber
       Chief Financial Officer
       Valaris Limited
       Clarendon House
       2 Church Street
       Hamilton, Bermuda HM 11

                                                        Re: Valaris Limited
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed on February
22, 2022
                                                            File No. 001-08097

       Dear Cristopher T. Weber:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation